UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2012

University General Health System, Inc.

(a Nevada Corporation)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into Material Definitive Agreement

Earnest Money Contract to Acquire South Hampton Community Hospital Complex in Dallas, Texas

On November 29, 2012, UGHS Dallas Hospitals, Inc., a wholly-owned subsidiary of University General Health System, Inc. (the “Company”), executed an Earnest Money Contract with Duane Rossmann (the “South Hampton Acquisition Agreement”) to acquire 100% of the capital stock of Dufek Massif Hospital Corporation, the owner of South Hampton Community Hospital and a medical office building on the medical complex located at 2929 South Hampton Road in Dallas, Texas. The hospital is a 111-bed general acute care hospital that provides health services across multiple specialties. The medical office building contains approximately 22,000 square feet of rentable office space, approximately 55% of which is currently under lease.

The purchase price for the acquisition is $30 million, $1.5 million of which is payable at closing, with the balance expected to be financed by Texas-based First National Bank pursuant to a $28.5 million installment promissory note and related loan documentation. The parties expect the installment note will provide for a fixed interest rate of 4.25% per annum, monthly principal and interest payments amortized on a 20-year basis, and a maturity date that is 10 years from the date of issuance.

The South Hampton Acquisition Agreement and the transactions contemplated thereby are subject to the completion of definitive loan documentation. The closing is expected to occur on or before December 31, 2012.

The foregoing description of the South Hampton Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document. A copy of the South Hampton Acquisition Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Earnest Money Contract dated as of November 29, 2012 between UGHS Dallas Hospitals, Inc. and Duane Rossmann

99.1	Press Release of December 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: December 4, 2012	By:	/s/ Hassan Chahadeh, M.D.
	Name: Title:	Hassan Chahadeh, M.D. Chief Executive Officer